Exhibit (d)(E)

EXECUTION VERSION

PRIVILEGED & CONFIDENTIAL

AMENDED AND RESTATED DEPOSIT ESCROW AGREEMENT

among

AVOLON HOLDINGS LIMITED

GLOBAL AVIATION LEASING CO., LTD.

CITIBANK, N.A., as Escrow Agent

and, for the limited purposes set forth herein

HONG KONG BOHAI LEASING ASSET MANAGEMENT CORP., LTD.

Dated as of August 12, 2015

AMENDED AND RESTATED DEPOSIT ESCROW AGREEMENT (this “Agreement”), dated as of August 12, 2015 (the “Effective Date”), by and among Global Aviation Leasing Co., Ltd., a Cayman Islands exempted Company (“Offeror”), Avolon Holdings Limited, a Cayman Islands exempted company (the “Company”), Citibank, N.A., a national banking association organized and existing under the laws of the United States of America (“Citibank”) and acting through its Agency and Trust Division and solely in its capacity as escrow agent under this Agreement, and any successors appointed pursuant to the terms hereof (Citibank in such capacity, the “Escrow Agent”), and, solely for the purposes of Sections 4-8, 10, 12(a), 13-16, 18 and 20, Hong Kong Bohai Leasing Asset Management Corp., Ltd., of which Offeror is a wholly owned subsidiary (“Parent”). Offeror and the Company are sometimes collectively referred to herein as the “Interested Parties”.

WHEREAS, pursuant to the Investment and Tender Offer Agreement, dated as of July 14, 2015 (the “Investment Agreement”), by and among the Interested Parties and Bohai Leasing Co., Ltd., a company limited by shares established and existing under the laws of the People’s Republic of China, and the Exclusivity Agreement, dated as of August 10, 2015, by and between Bohai Leasing Co., Ltd. and the Company, the Interested Parties have agreed to establish an escrow arrangement for the purposes set forth therein;

WHEREAS, Offeror has agreed to deposit an amount of cash in an escrow account to be held and administered by the Escrow Agent in accordance with this Agreement;

WHEREAS, the Interested Parties and Parent wish to appoint Citibank as Escrow Agent and Citibank is willing to accept such appointment and to act as Escrow Agent, in each case upon the terms and conditions of this Agreement; and

WHEREAS, the Interested Parties, Parent and the Escrow Agent previously entered into an Escrow Agreement, dated as of July 22, 2015 (the “Original Escrow Agreement”), and such parties wish to amend and restate the Original Escrow Agreement in accordance with Section 13 of the Original Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby irrevocably acknowledged, the parties hereto agree, intending to be legally bound, to amend and restate the Original Agreement in its entirety as follows:

1. Establishment of Deposit Escrow Account.

(a) The Escrow Agent confirms that it has opened an escrow account denominated in United States Dollars to be administered in accordance with the terms of this Agreement (the “Deposit Escrow Account”). The designated account number of the Deposit Escrow Account is 114865, and the Deposit Escrow Account is more fully described in Section 12(b).

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(b) On July 22, 2015, Offeror deposited with the Escrow Agent in immediately available funds $25,000,000 (the “Deposit”) to be held and disbursed in accordance with the terms of this Agreement. No later than August 12, 2015, Offeror shall deliver to the Escrow Agent, by wire transfer in immediately available funds, an amount equal to fifty million dollars ($50,000,000.00) (the “Additional Deposit” and, together with the Deposit, the “Aggregate Deposit”) to be held and disbursed in accordance with the terms of this Agreement. The Escrow Agent shall confirm via email to the Interested Parties the receipt of the Additional Deposit. The Aggregate Deposit shall be held in a non-interest bearing account and shall remain uninvested and be disbursed in accordance with Section 2 of this Agreement.

2. Release from Escrow.

(a) Subject to Sections 4 and 11, the Escrow Agent shall release the funds in the Deposit Escrow Account or any portion thereof to any designated payee, including Offeror, the Company and American Stock Transfer & Trust Company, LLC, as depositary (the “Depositary”), in accordance with their wire instructions set forth in Section 12(b), following compliance by the Interested Parties with the procedures set forth in this Section 2(a) and receipt by the Escrow Agent of a Joint Instruction or Order (each, as defined below): Within two (2) Business Days following receipt by the Escrow Agent of (i) joint written instructions executed by each of the Interested Parties (a “Joint Instruction”) instructing the Escrow Agent to release to either of the Interested Parties all or a portion of the Aggregate Deposit (each such amount, a “Deposit Release Amount”), or (ii) a copy of a final judgment or decree of a court of competent jurisdiction (each, an “Order”) directing the Escrow Agent to release to either of the Interested Parties a Deposit Release Amount, the Escrow Agent shall release to such Interested Party such Deposit Release Amount in accordance with such Joint Instruction or Order. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken, or when all appeals taken shall have been finally determined. With respect to any Order, the Escrow Agent shall be entitled to receive an opinion of counsel from the claiming party to the effect that such order is final and not subject to appeal. All payments under this Agreement shall be made by wire transfer of immediately available funds to the account of the Offeror or the Company as set forth in Section 12(b) or as otherwise directed pursuant to a Joint Instruction or Order.

(b) Any Joint Instruction received after 11:00 a.m. New York City time shall be treated as if received on the following Business Day.

3. Tax Matters.

(a) If IRS imputed interest requirements apply, the Interested Parties are solely responsible to inform the Escrow Agent, provide the Escrow Agent with all imputed interest calculations, and direct the Escrow Agent to disburse imputed interest amounts. The Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information or for the failure of the Interested Parties to provide such calculations or information.

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(b) The Interested Parties shall upon the execution of this Agreement provide the Escrow Agent with a duly completed and properly executed original IRS Form W-9 (or original applicable IRS Form W-8, in the case of a non-U.S. person) along with any supporting documentation certifying such Interested Party’s tax status for U.S. tax information reporting purposes and U.S. tax identification number if Form W-9 is provided, or status as a non-U.S. person beneficial owner of the Aggregate Deposit if a Form W-8 is provided. In the event the payee is not an Interested Party, a party to this Agreement or the Depositary, the Interested Parties shall provide the Escrow Agent with a duly completed and properly executed IRS Form W-9 (or applicable Form W-8, in the case of a non-U.S. person) from such payee prior to payment being made. The Interested Parties understand that, in the event valid U.S. tax forms or other relevant forms are not provided to the Escrow Agent, the tax law may require withholding of tax on disbursements and on a portion of the Aggregate Deposit.

(c) The Interested Parties agree that, unless otherwise specified in this Agreement, for U.S. federal income tax purposes any investment income earned (or proceeds received), prior to the disbursement of the Aggregate Deposit during a calendar year period from the investment of the Aggregate Deposit, shall be treated as the income of Offeror and shall be reported on an annual basis by the Escrow Agent on the appropriate Form 1099 (or Form 1042-S) to the extent required pursuant to the Internal Revenue Code (“Code”) and the regulations thereunder. If the Escrow Agent is required under the Code and regulations to withhold tax on any investment income earned (or proceeds received) from the Aggregate Deposit prior to the release of the Aggregate Deposit, such withholdings will be taken from the Aggregate Deposit and deposited with the IRS in the manner prescribed by the Code and the regulations thereunder.

(d) The Interested Parties and the Escrow Agent acknowledge and agree that none of the payments under this Agreement are for compensation for services performed by an employee or independent contractor. The Escrow Agent will not be responsible for providing tax reporting and withholding for any such payments.

(e) Citigroup, Inc., its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

(f) This Section 3 may be amended by a written agreement signed by the Escrow Agent and the Interested Parties in order to conform this Section 3 to tax and regulatory requirements and any other changes to the current applicable governmental tax laws. The Escrow Agent’s rights under this Section shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent.

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4. Concerning the Escrow Agent.

(a) Escrow Agent Duties. Each Interested Party and Parent acknowledges and agrees that (i) the duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth in this Agreement, each of which is administrative or ministerial (and shall not be construed to be fiduciary) in nature, and no duties, responsibilities or obligations shall be inferred or implied, (ii) the Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including without limitation the Investment Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (iii) this Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto (except with respect to the Company and Offeror), (iv) the Escrow Agent shall not be required to expend or risk any of its own funds to satisfy payments from the Aggregate Deposit or otherwise incur any financial or other liability in the performance of any of its duties hereunder, and (v) the Escrow Agent shall not be obligated to take any legal or other action hereunder, which might in its judgment involve or cause it to incur any expense or liability, unless it shall have been furnished with acceptable indemnification.

(b) Standard of Care. The Escrow Agent shall be under no duty to afford the Aggregate Deposit any greater degree of care than it gives its own similar property. The Escrow Agent shall not be liable for any damage, loss or injury resulting from any action taken or omitted in the absence of gross negligence or willful misconduct (as finally adjudicated by a court of competent jurisdiction).

(c) Limitation on Liability. Notwithstanding any other provision of this Agreement, the Escrow Agent shall in no event be liable (i) for any indirect, incidental, consequential, punitive or special losses or damages, regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated, or (ii) for the investment or reinvestment of the Aggregate Deposit, or any liquidation of such investment or reinvestment, executed in accordance with the terms of this Agreement, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct as finally adjudicated by a court of competent jurisdiction) in the investment or reinvestment of the Aggregate Deposit, any loss of interest incident to any such delays, or any loss or penalty as a result of the liquidation of any investment before its stated maturity date.

(d) Reliance. The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, instruction, notice, request, instrument, consent, authorization, receipt, power of attorney, e-mail, .pdf or other writing delivered to it without being required to determine the authenticity or validity thereof, or the correctness or accuracy of any fact stated therein or the propriety or validity or the service thereof or the jurisdiction of the court issuing any judgment or order. The Escrow Agent may act in reliance upon any signature believed by it to be genuine and may assume that any person

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purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(e) Consultation. The Escrow Agent may consult with counsel satisfactory to it over any question as to the provisions of this Agreement or its duties hereunder and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it in good faith and in accordance with the opinion and advice of such counsel.

5. Compensation, Expense Reimbursement and Indemnification.

(a) Compensation: Offeror, the Company and Parent covenant and agree, jointly and severally, to pay to the Escrow Agent on a timely basis all fees and expenses specified in Schedule A. Without altering or limiting the joint and several liability of the Offeror, the Company and Parent to the Escrow Agent under this Section 5(a), the Offeror, the Company and Parent agree among themselves that Offeror and the Company shall each be responsible for 50% of the fees and expenses specified in Schedule A. Offeror and the Company covenant and agree, jointly and severally, to be responsible for any other fees and expenses payable to the Escrow Agent with respect to the Deposit Escrow Account. Any attorney’s fees incurred in connection with the preparation and negotiation of this Agreement and any Escrow Agent acceptance fees shall be due and payable upon the execution of this Agreement. In the event that any fees or expenses, or any other obligations owed to the Escrow Agent (or its counsel) are not paid to the Escrow Agent within 30 calendar days following the presentment of an invoice for the payment of such fees and expenses or the demand for such payment, then the Escrow Agent may, without further action or notice, pay such fees from the Aggregate Deposit and may sell, convey or otherwise dispose of any amounts held in the Deposit Escrow Account for such purpose. The Escrow Agent may in its sole discretion withhold from any distribution of the Aggregate Deposit an amount of such distribution it reasonably believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which the Escrow Agent is entitled to hereunder.

(b) Indemnification: Offeror, the Company and Parent covenant and agree, jointly and severally, to indemnify the Escrow Agent and its employees, officers, directors, affiliates and agents (each, an “Indemnified Party”) for, hold each Indemnified Party harmless from, and defend each Indemnified Party against, any and all claims, losses, actions, liabilities, costs, damages and expenses of any nature incurred by any Indemnified Party, whether direct, indirect or consequential, arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable and documented attorney’s fees, costs and expenses, tax liabilities (including any taxes, withholding taxes relating to any funds, interest and penalties but excluding any income tax liabilities associated with the Escrow Agent’s fees), any liabilities or damages that may result from any inaccuracy or misrepresentation made in any tax certification provided to the Escrow Agent, and other reasonable and documented costs and expenses of defending or preparing to defend against any claim of liability (whether threatened or initiated), except to the extent such

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loss, liability, damage, cost or expense shall have been finally adjudicated by a court of competent jurisdiction to have resulted solely from an Indemnified Party’s gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

6. Dispute Resolution.

In the event of any disagreement among any of the Interested Parties, or between any of them and any other person, resulting in adverse claims or demands being made with respect to the subject matter of this Agreement, or in the event that the Escrow Agent, in good faith, is in doubt as to any action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands and refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refuse to act and refrain from acting until (i) the rights of all parties having or claiming an interest in the Aggregate Deposit shall have been fully and finally adjudicated by a court of competent jurisdiction, or all differences and doubts shall have been resolved by agreement among all of the relevant Interested Parties, and (ii) the Escrow Agent shall, in the case of adjudication by a court of competent jurisdiction, have received a final order, judgment or decree by such court of competent jurisdiction, which order, judgment or decree is not subject to appeal, and in the case of resolution of differences and doubts by agreement, have received a notice in writing signed by an Authorized Person (as defined below) of each of the relevant Interested Parties setting forth in detail the agreement. The Escrow Agent shall be entitled to receive (from and at the expense of the claiming party) an opinion of counsel to the effect that any order, judgment or decree is final and not subject to appeal. The Escrow Agent shall have the option, after 30 calendar days’ notice to the Interested Parties of its intention to do so, to file an action in interpleader requiring the Interested Parties hereto to answer and litigate any claims and rights among themselves. The costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be the joint and several obligation of Offeror, Parent and the Company. The rights of the Escrow Agent under this Section 6 are cumulative of all other rights which it may have by law or otherwise.

7. Exclusive Benefit.

Except as specifically set forth in this Agreement, this Agreement is for the exclusive benefit of the parties to this Agreement and their respective permitted successors, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

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8. Force Majeure.

Notwithstanding anything contained in this Agreement to the contrary, the Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, without limitation, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

9. Resignation and Removal.

(a) The Interested Parties may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior written notice of removal signed by an Authorized Person of each of the Interested Parties. The Escrow Agent may resign at any time by giving to each of the Interested Parties sixty (60) calendar days’ prior written notice of resignation.

(b) Within thirty (30) calendar days after giving the foregoing notice of removal to the Escrow Agent or within sixty (60) calendar days after receiving the foregoing notice of resignation from the Escrow Agent, Offeror and the Company shall appoint a successor escrow agent and give notice of such successor escrow agent to the Escrow Agent. If a successor escrow agent has not accepted such appointment by the end of such (i) 30-day period, in the case of the Escrow Agent’s removal, or (ii) 60-day period, in the case of the Escrow Agent’s resignation, the Escrow Agent may either (A) safe keep the Aggregate Deposit until a successor escrow agent is appointed, without any obligation to invest the same or continue to perform under this Agreement, or (B) apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief.

(c) Upon receipt of notice of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Aggregate Deposit then held hereunder to the successor escrow agent, less the Escrow Agent’s fees, costs and expenses, or hold such Aggregate Deposit (or any portion thereof) pending distribution, until all such fees, costs and expenses are paid to it.

(d) Upon delivery of the Aggregate Deposit to the successor escrow agent as provided in this Section 9, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

10. Governing Law; Jurisdiction; Waivers.

(a) The parties agree (in accordance with Section 5-1401 of the General Obligations Law of the State of New York) that, to the extent such laws would otherwise not apply, this Agreement (including this choice-of-law provision) and the rights and obligations of the parties to this Agreement shall be governed by, construed and enforced in accordance with, and all controversies and disputes arising under, in connection with or in relation to this Agreement shall be resolved pursuant to the laws of the State of New York applicable to contracts made and to be wholly performed in the State of New York.

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(b) The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, City, County and State of New York, for any proceedings commenced regarding this Agreement, including, but not limited to, any interpleader proceeding or proceeding for the appointment of a successor escrow agent the Escrow Agent may commence pursuant to this Agreement. The parties irrevocably submit to the jurisdiction of such courts for the determination of all issues in such proceedings and irrevocably waive any objection to venue or inconvenient forum for any proceeding brought in any such court.

(c) The parties irrevocably and unconditionally waive, to the fullest extent permitted by law, and agree not to plead or claim, any right of immunity from legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, from execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, and consent to such relief and enforcement against it, its assets and its revenues in any jurisdiction, in each case with respect to any matter arising out of, or in connection with, this Agreement. If the Escrow Agent has or acquires any claim against Offeror, Parent or any other Interested Parties other than for an obligation arising under this Agreement, the Escrow Agent shall have no right of setoff against the Deposit Escrow Account with respect to such claim.

(d) The parties irrevocably and unconditionally waive any right to trial by jury with respect to any proceeding relating to this Agreement.

11. Instructions, Verification, Communications.

(a) All instructions or notices required or permitted under this Agreement shall be in writing, in English, and may be delivered to the Escrow Agent by facsimile or by e-mail and, if so requested by the Escrow Agent, by an original, executed by an Authorized Person of each of the Interested Parties. The identity of such Authorized Persons, as well as their specimen signature, title, telephone number and e-mail address, shall be delivered to the Escrow Agent in the list of authorized signers forms as set forth on Schedule B and Schedule C upon the execution of this Agreement and shall remain in effect until the applicable Interested Party notifies the Escrow Agent of any change thereto (the person(s) so designated from time to time, the “Authorized Persons”). The Escrow Agent and the Interested Parties agree that the above constitutes a commercially reasonable security procedure and further agree not to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from any Interested Party.

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(b) In the event funds transfer instructions are given, whether in writing, by facsimile, .pdf, e-mail, or otherwise, such funds transfer instructions should contain a selected test word also evidenced on Schedule B and Schedule C. Test words must contain at least 8 alphanumeric characters, established at document execution. In addition or in lieu of test words, the Escrow Agent is authorized to seek confirmation of such instructions or notice by telephone call back to the applicable person(s) set forth on Schedule B and Schedule C and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person(s) so designated. To ensure the accuracy of the instructions or notice it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instruction, or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction. The persons and telephone numbers for call backs may be changed only in writing, signed by an Authorized Person, actually received and acknowledged by the Escrow Agent. The Interested Parties acknowledge and agree that these security procedures for funds transfers are commercially reasonable.

(c) The Escrow Agent will treat information relating to Interested Parties as confidential. The Escrow Agent is authorized to disclose such confidential information (i) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the National Association of Securities Dealers, Inc.), or (ii) otherwise as required by applicable law or regulation. In the event the Escrow Agent receives a request to disclose such confidential information by subpoena or other formal legal process pursuant to clauses (i) or (ii) above, it will (A) employ reasonable efforts to notify the relevant Interested Party of such request, to the extent not prohibited by law; (B) consult to the extent reasonable under the circumstances with the relevant Interested Party on the advisability of taking steps to resist or narrow such request; and (C) if disclosure is required or deemed advisable, not hinder the relevant Interested Party in any attempt that it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of such confidential information. The Escrow Agent will be entitled to reimbursement of reasonable and documented expenses, including the fees and expenses of counsel, incurred in connection with actions taken pursuant to this provision. For purposes of this Section 11(c), confidential information shall not include information which (i) is or becomes part of the public domain other than as a result of breach of this Section 11(c) by the Escrow Agent, (ii) was known or acquired by the Escrow Agent prior to receipt from an Interested Party, (iii) is subsequently obtained by the Escrow Agent from a third party not known by the Escrow Agent to have an obligation to an Interested Party to maintain the confidentiality of the information, (iv) is developed independently by or for the Escrow Agent, without reference to confidential information, or (v) is generally known by persons in the banking and securities industries.

(d) To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow the Escrow Agent to identify relevant parties. Subject to Section 11(c), the Interested Parties hereby acknowledge such information disclosure requirements and agree to comply with all such information disclosure requests from time to time from the Escrow Agent.

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(e) In accordance with the Unlawful Internet Gambling Act (the “Act”), the Interested Parties may not use the Deposit Escrow Account or other Citibank facilities in the United States to process ‘restricted transactions’ as such term is defined in 31 CFR Section 132.2(y). Therefore, neither the Interested Parties nor any person who has an ownership interest in or control over the Deposit Escrow Account may use it to process or facilitate payments for prohibited internet gambling transactions. For more information about the Act, including the types of transactions that are prohibited, please refer to the following link: http://www.federalreserve.gov/NEWSEVENTS/PRESS/BCREG/20081112B.HTM.

(f) Notwithstanding anything to the contrary herein, any and all e-mail communications (both text and attachments) by or from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted. The recipient (the “E-mail Recipient”) of the encrypted email communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Escrow Agent to the E-mail Recipient. For additional information and assistance on using the encryption technology call (866) 535-2504 (in the U.S.) or (904) 954-6181, or contact the Escrow Agent.

(g) The provisions of this Section 11(a), (b) and (d)-(f) may be amended by the Escrow Agent unilaterally upon prior written notice to the Interested Parties; provided, that no such amendment shall have a material adverse impact on any of the Interested Parties without the affected Interested Party’s prior written consent; provided, further, that no such amendment shall alter, waive, repeal or conflict with, any provision of this Agreement other than Section 11(a), (b) and (d)-(f), and must otherwise be in scope and substance similar to that of Section 11(a), (b) and (d)-(f).

12. Notices; Wiring Instructions.

(a) Any notice permitted or required hereunder shall be in writing in English, and shall be sent (i) by personal, overnight delivery by a recognized courier or delivery service, or (ii) by registered or certified mail, return receipt requested, postage prepaid, (iii) by confirmed facsimile, or (iv) by e-mail, in each case addressed to the address and person(s) designated below their respective signature hereto (or to such other address as any such party may hereafter designate by written notice to the other parties). Notices to the Escrow Agent shall only be deemed given upon actual receipt by the Escrow Agent.

(b) Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions unless by such method of payment and pursuant to such Joint Instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 12(a).

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If to the Company:

Beneficiary: Avolon Aerospace Leasing Limited

Account Number: 30865814

Bank Name: Citibank NA

Bank Address: 111 Wall St New York, NY 10043

Bank SWIFT code: CITIUS33

Fed ABA routing code : 021000089

If to Offeror:

Bank: The Hongkong and Shanghai Banking Corporation Limited

Account Name: HK BOHAI LEASING ASSET MGT CORP LTD

A/C#: 411-738412-838

SWIFTCODE: HSBCHKHHHKH

Ref: Citi escrow for Avolon

If to the Depositary:

Bank: JP Morgan Chase

ABA#: 021000021

Beneficiary: American Stock Transfer

A/C#: 530-354616

Ref: AST as Depositary Agent for Avolon Holdings

If to the Escrow Agent:

Citibank, N.A.

ABA #: 021 000 089

SWIFT ID: CITIUS33 (For remitting funds from outside the U.S.)

Credit to: Escrow Concentration Account

Credit AC #: 36855852

Reference: #114865-Global Aviation/Avolon Holdings

13. Amendment; Waiver.

Except as specifically set forth in this Agreement, any amendment of this Agreement shall be binding only if evidenced by a writing signed by each of the parties to this Agreement. Any waiver of compliance with any of the agreements or covenants contained in this Agreement shall be valid only if set forth in an instrument in writing signed by the party or parties granting such waiver, but such waiver of compliance with respect to such agreements or covenants shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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14. Severability.

The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision. If any provision of this Agreement is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

15. Entire Agreement, No Third Party Beneficiaries.

This Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Aggregate Deposit and sets forth in its entirety the obligations and duties of the Escrow Agent with respect to the Aggregate Deposit. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16. Termination.

This Agreement shall terminate and the Deposit Escrow Account shall be closed upon the distribution of all amounts from the Deposit Escrow Account established hereunder in accordance with the terms of this Agreement, subject, however, to the survival of obligations specifically contemplated in this Agreement to so survive.

17. Use of Name.

No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank”, “Citigroup” or “Citi” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any Interested Parties hereto, or on such Interested Party’s behalf, without the prior written consent of the Escrow Agent.

18. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. Facsimile or .pdf signatures on counterparts of this Agreement shall be deemed original signatures with all rights accruing thereto, except in respect of any Non-US entity, whereby originals are required.

19. Mergers and Conversions.

Any corporation or entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any corporation or entity succeeding to the business of the Escrow Agent will be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

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20. Interpretation.

(a)	Definitions.

(i)	“Act” shall have the meaning set forth in Section 11(e).

(ii)	“Additional Deposit” shall have the meaning set forth in Section 1(b).

(iii)	“Aggregate Deposit” shall have the meaning set forth in Section 1(b).

(iv)	“Agreement” shall have the meaning set forth in the preamble.

(v)	“Authorized Persons” shall have the meaning set forth in Section 11(a).

(vi)	“Business Day” means any day that the Escrow Agent is open for business.

(vii)	“Citibank” shall have the meaning set forth in the preamble.

(viii)	“Code” shall have the meaning set forth in Section 3(c).

(ix)	“Company” shall have the meaning set forth in the preamble.

(x)	“Deposit” shall have the meaning set forth in Section 1(b).

(xi)	“Deposit Escrow Account” shall have the meaning set forth in Section 1(a).

(xii)	“Deposit Release Amount” shall have the meaning set forth in Section 2(a).

(xiii)	“Effective Date” shall have the meaning set forth in the preamble.

(xiv)	“E-mail Recipient” shall have the meaning set forth in Section 11(f).

(xv)	“Escrow Agent” shall have the meaning set forth in the preamble.

13

(xvi)	“Indemnified Party” shall have the meaning set forth in Section 5(b).

(xvii)	“Interested Parties” shall have the meaning set forth in the preamble.

(xviii)	“Investment Agreement” shall have the meaning set forth in the recitals.

(xix)	“Joint Instruction” shall have the meaning set forth in Section 2(a).

(xx)	“Offeror” shall have the meaning set forth in the preamble.

(xxi)	“Order” shall have the meaning set forth in Section 2(a).

(xxii)	“Original Escrow Agreement” shall have the meaning set forth in the recitals.

(b)	Construction.

(i) the singular includes the plural (and vice versa);

(ii) headings are for convenience only and do not affect the construction of this Agreement;

(iii) references to Sections and Schedules are to Sections and Schedules to this Agreement;

(iv) reference to any agreement or document includes amendments and replacements of and supplements to such agreement or document;

(v) references to any person include successors of such person and its permitted assignees and transferees;

(vi) references to “$“or “Dollars” shall mean U.S. dollars;

(vii) the words “include”, “includes”, “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified;

(viii) all references to an account include all replacement accounts for such account; and

14

(ix) for the avoidance of doubt, the Schedules to this Agreement form part of this Agreement.

[Remainder of page intentionally left blank. Signatures follow.]

15

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized representative as of the day and year first written above.

CITIBANK, N.A., as Escrow Agent

By:	/s/ Jenny Cheng
Name: Jenny Cheng
Title: Vice President
Date: August 12, 2015

Notice to:

Citibank, N.A., Agency & Trust

388 Greenwich Street, 14th Floor

New York, New York 10013

Attn: Michael Pitfick

Phone: (212) 816-5799

Facsimile: (973) 461-7191 or

(973) 461-7192

e-mail: michael.pitfick@citi.com

charles.d.kick@citi.com

joyce.glencamp@citi.com

GLOBAL AVIATION LEASING CO.,
LTD.

By:	/s/ Jin Chuan
Name: Jin Chuan
Title: Director
Date: August 12, 2015

Notice to:

HNA Plaza, 20/F
26 Xiaoyun Road
Chaoyang District, Beijing
Attn: Corporate Secretary
Phone: 86-10-5758-3682
Facsimile: 86-10-5978-2368

with a copy to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention: Pran Jha
Facsimile: (312) 853-7036
E-mail: pjha@sidley.com

HONG KONG BOHAI LEASING
ASSET MANAGEMENT CORP., LTD.
(solely for the purposes of Sections 4-8,
10, 12(a), 13-16, 18 and 20)

By:	/s/ Jin Chuan
Name: Jin Chuan
Title: Vice Chairman
Date: August 12, 2015

Notice to:

HNA Plaza, 20/F
26 Xiaoyun Road
Chaoyang District, Beijing
Attn: Corporate Secretary
Phone: 86-10-5758-3682
Facsimile: 86-10-5978-2368

with a copy to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention: Pran Jha
Facsimile: (312) 853-7036
E-mail: pjha@sidley.com

AVOLON HOLDINGS LIMITED

By:	/s/ Domhnal Slattery
Name: Domhnal Slattery
Title: Director
Date: August 12, 2015

Notice to:

Avolon Holdings Limited
The Oval, Building 1
Shelbourne Road
Ballsbridge, Dublin 4
Ireland
Attention: Ed Riley
Facsimile: +353 (1) 231 5889

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10753
Attention: Douglas P. Warner, Esq
Facsimile: (212) 310-8007
E-mail: doug.warner@weil.com

List of Schedules

A	Escrow Agent Fee Schedule

B	Authorized List of Signers

C	Authorized List of Signers

SCHEDULE A

SCHEDULE OF FEES

A-1

SCHEDULE OF FEES FOR SERVICES

AS

ESCROW AGENT FOR

GLOBAL AVIATION LEASING CO.

AND

HONG KONG BOHAI LEASING ASSET MANAGEMENT CORP LTD

“BUYERS”

July 9, 2015

Acceptance Fee

To cover the acceptance of the Escrow Agent role, the study of the Escrow Agreement and all supporting documents submitted in connection with the execution and delivery of this transaction, communication with other members of the working group. To be paid in advance.

Waived

Annual Escrow Fee:

To cover the administrative functions of the Escrow Agent under the agreement, including the establishment and maintenance of the Escrow account, safekeeping of assets, maintenance of the records, follow-up of the agreement provisions, and other duties required of the agent under the terms of the Escrow agreement.

$7,000

Amendment Fee: (if necessary)

To cover the administrative functions of amending the Agreements

Fee to be mutually agreed upon prior to review by Citi of any amendment.

Legal Fee: (If applicable)

To cover fees and expenses of external legal counsel, on behalf of Citibank, N.A. in connection with the review and negotiation of governing documents:

AT COST

July 9, 2015

Schedule Assumptions

•	Citibank will be holding US$ in the escrow account.

•	Any funds held in the account will be held in a non-interest bearing account with Citibank, N.A.

•	Documentation to be subject to internal approval and satisfactory review by Citibank, N.A. including all applicable AML and KYC requirements

•	Agreement will be governed by New York law

This proposal shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. The above schedule of fees does not include charges for out-of-pocket expenses or for any services of an extraordinary nature that Citibank, N.A. or its legal counsel may be called upon from time to time to perform in either an agency or fiduciary capacity, nor does it include the fees of Citibank, N.A.’s legal counsel. Fees are also subject to satisfactory review of the documentation, and we reserve the right to modify them should the characteristics of the transaction change from what is described herein. The Acceptance Fee is payable upon execution of the relevant documentation. The fees are payable annually in advance. Should this schedule of fees be accepted and agreed upon and work commenced on this transaction but subsequently halted and the transaction is not consummated, the Acceptance Fee and legal fees incurred, if any, will still be payable by you in full. This Fee Schedule is offered for, and applicable to the transaction described on page one only, and is guaranteed for sixty (60) days from the date on this proposal. After sixty (60) days, this offer can be extended only in a writing signed by Citibank, N.A.

In accordance with US regulations regarding anti-money laundering and terrorist financing, Federal law requires us to obtain, verify and record information that identifies each business or entity that opens an account or establishes a relationship with Citibank, N.A. What this means for you: when you open an account or establish a relationship, we will ask for and independently verify your business name, a street address and a tax identification number, all of which Federal law requires us to obtain. In accordance with the Unlawful Internet Gambling Act (the “Act”), Citibank, N.A. accounts or other Citibank, N.A. facilities in the United States may not be used to process “restricted transactions” as such term is defined in U.S. 31 CFR Section 132.2(y).

SCHEDULE B

AUTHORIZED LIST OF SIGNERS

This form supplements the Agreement and related documents and applies to instructions given by facsimile (or e-mail with .pdf attachment) for securities or funds transfers and for other purposes under the Agreement. In giving any facsimile (or e-mail with ..pdf attachment) instruction as specified in the Agreement the Interested Parties acknowledge that facsimile (or e-mail with .pdf attachment) present a high degree of risk or error, security and privacy. Nevertheless the Interested Parties wish to use facsimile (or e-mail with .pdf attachment) as a means of instruction. Offeror designates below the individuals who are authorized to initiate transfers or other instructions by facsimile (or e-mail with .pdf attachment) on behalf of Offeror and select the security procedures specified herein. Offeror accepts the associated risks of unauthorized or erroneous instructions and agrees to be bound by such instructions whether or not actually authorized by Offeror, provided the Escrow Agent has complied with the stated security procedure. The Interested Parties are responsible for keeping confidential the contents of this Schedule B. The Interested Parties should be careful in completing this Schedule B as it may be rejected if it contains erasures or white outs.

☒ New	☐ Addition	☐ Supersede

GLOBAL AVIATION LEASING CO., LTD.

Specimen Signature
Name	Fan Gao	/s/ Fan Gao
Title	Authorized Signer
Phone	(+852) 5189 8668
E-mail Address	jg@braviacapital.com

Name
Title
Phone
E-mail Address

Name
Title
Phone
E-mail Address

Where applicable, the Escrow Agent will confirm the instructions received by return call to one of the telephone numbers listed below.

Telephone Number (including Country code)	Name
(+852) 5189 8668	Jason Gao

Test Word

Test Words must contain at least 8 alphanumeric characters, and should be established at document execution and changed each time the List of Authorized Signers/Approvers is updated. All instructions should clearly display the Test Word, which may be used in lieu of a callback to confirm the authenticity of the instruction. However, Escrow Agent reserves the right to perform the callback in addition to the Test Word if circumstances warrant.

B-1

SCHEDULE C

AUTHORIZED LIST OF SIGNERS

This form supplements the Agreement and related documents and applies to instructions given by facsimile (or e-mail with .pdf attachment) for securities or funds transfers and for other purposes under the Agreement. In giving any facsimile (or e-mail with ..pdf attachment) instruction as specified in the Agreement the Interested Parties acknowledge that facsimile (or e-mail with .pdf attachment) present a high degree of risk or error, security and privacy. Nevertheless the Interested Parties wish to use facsimile (or e-mail with .pdf attachment) as a means of instruction. The Company designates below the individuals who are authorized to initiate transfers or other instructions by facsimile (or e-mail with .pdf attachment) on behalf of the Company and select the security procedures specified herein. The Company accepts the associated risks of unauthorized or erroneous instructions and agrees to be bound by such instructions whether or not actually authorized by The Company, provided the Escrow Agent has complied with the stated security procedure. The Interested Parties are responsible for keeping confidential the contents of this Schedule C. The Interested Parties should be careful in completing this Schedule C as it may be rejected if it contains erasures or white outs.

☒ New	☐ Addition	☐ Supersede

AVOLON HOLDINGS LIMITED

Specimen Signature
Name	Ed Riley	/s/ Ed Riley
Title	General Counsel
Phone	+353 1 231 5835
E-mail Address	eriley@avolon.aero

Name	Andy Cronin	/s/ Andy Cronin
Title	CFO
Phone	+353 1 231 5855
E-mail Address	acronin@avolon.aero

Name
Title
Phone
E-mail Address

Where applicable, the Escrow Agent will confirm the instructions received by return call to one of the telephone numbers listed below.

Telephone Number (including Country code)	Name
+353 1 231 5835	Ed Riley
+353 1 231 5855	Andy Cronin

Test Word

Test Words must contain at least 8 alphanumeric characters, and should be established at document execution and changed each time the List of Authorized Signers/Approvers is updated. All instructions should clearly display the Test Word, which may be used in lieu of a callback to confirm the authenticity of the instruction. However, Escrow Agent reserves the right to perform the callback in addition to the Test Word if circumstances warrant.

C-1